EXHIBIT 10.13 TRADEMARK LICENSE AGREEMENT, DATED NOVEMBER 2, 2000, BETWEEN GETTY™ CORP. AND GETTY PETROLEUM MARKETING INC.

TRADEMARK LICENSE AGREEMENT

          THIS TRADEMARK LICENSE AGREEMENT (together with all Schedules attached hereto and made a part hereof, this “License Agreement”), effective as of the Restatement Effective Date (as defined in the Master Lease (as hereinafter defined)), is entered into by and between: Getty TM Corp. (hereinafter called “TM”), a corporation organized and existing under the laws of the State of Maryland, located at 125 Jericho Turnpike, Jericho, New York 11753; and Getty Petroleum Marketing Inc. (together with any successors and permitted assignees, hereinafter called “MARKETING”), a corporation organized and existing under the laws of the State of Maryland, located at 125 Jericho Turnpike, Jericho, New York 11753.

                    WHEREAS, TM is the owner of certain trademarks, service marks and trade names for use in, among other businesses, the motor fuels marketing business, as conducted in certain areas of the United States (defined below as the Licensed Territory);

                    WHEREAS, the corporate parent of TM, Getty Properties Corp. (f/k/a Getty Realty Corp.) (hereinafter called “REALTY”), a corporation organized and existing under the laws of the State of Delaware, has leased and subleased various motor fuels outlet properties to MARKETING under certain net lease agreements, all of which net lease agreements have been incorporated, consolidated, amended and restated as of the date hereof pursuant to that certain Consolidated, Amended and Restated Master Lease between REALTY, as landlord, and MARKETING, as tenant (as so incorporated, consolidated, amended and restated, the “Master Lease”);

                    WHEREAS, TM seeks to license those trademarks, service marks and trade names to MARKETING for use in its marketing business in the Licensed Territory as defined below;

                    WHEREAS, MARKETING seeks to license those trademarks, service marks and trade names from TM for use in its marketing business in the Licensed Territory as defined below;

                    NOW, THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, the parties agree as follows:

1.	DEFINITIONS

                    A. “Affiliate” means any stockholder of MARKETING that beneficially owns at least a majority of the then issued and outstanding capital stock of MARKETING or any wholly-owned or majority-owned subsidiary of MARKETING that are involved in the Marketing Business (as defined hereinafter).

                    B. “Branded Gasoline” means gasoline that is sold through a Branded Outlet and is identified using any of the Licensed Marks.

                    C. “Branded Outlet” means a retail service station with signage bearing any of the Licensed Marks and located in the Licensed Territory that is, or is hereafter, owned or operated by MARKETING or persons that sublicense the Licensed Marks from MARKETING pursuant to Paragraph 2E hereof.

                    D. “Licensed Marks” means the trademarks, service marks or trade names listed on Schedule A attached hereto and as subsequently included pursuant to Paragraph 6D hereof.

                    E. “Licensed Territory” means all of the states, territories and possessions of the United States with the exception of Maine, New Hampshire, Vermont, Massachusetts, Rhode Island, Connecticut, New York, New Jersey, Pennsylvania, Delaware, Maryland, Virginia and the District of Columbia.

                    F. “Marketing Business” means: (i) the purchase, storage, distribution, marketing, and sale of gasoline, diesel fuel and other related products at wholesale and through terminals and a retail service station network; and (ii) the operation of convenience stores.

                    G. “Material Monetary Default” means the failure to pay to TM royalty fees when due and payable pursuant to Paragraph 2C herein and unpaid for a period exceeding ten (10) days after receipt of written notice unless such payments are then being contested by MARKETING in good faith.

                    H. “Material Non-Monetary Default” means a material breach or breaches of MARKETING’s obligations under this License Agreement that reasonably would be expected to result in a significant and lasting diminution of the value of the Licensed Marks in the Marketing Business.

                    I. “Royalty-Paying License Territory” shall mean all of the Licensed Territory with the exception of West Virginia.

2.	GRANT OF LICENSE; ROYALTY FEES

                    A. Subject to the terms and conditions set out herein, TM grants to MARKETING a non-exclusive, royalty-bearing license to use the Licensed Marks in the Licensed Territory in connection with its Marketing Business. The license to use the Licensed Marks in West Virginia shall be royalty free. TM shall not grant any rights to use any of the Licensed Marks in the Licensed Territory to any entity to be used in connection with (i) the purchase, storage, distribution, marketing, or sale of gasoline, diesel fuel and other related products or (ii) the operation of convenience stores without MARKETING’s prior written consent, which consent may be withheld if MARKETING reasonably believes that the entity to whom TM wishes to grant such license would materially tarnish the image or cause a material adverse impact on the value of the Licensed Marks. Any license that TM hereinafter grants to any person other than MARKETING to use any of the Licensed Marks in the Marketing Business in the Licensed Territory shall prohibit the opening and operation of retail gasoline outlets bearing any of the Licensed Marks within a one-quarter-mile radius of any Branded Outlet.

                    B. The royalty rate for the use of the Licensed Marks in the Royalty-Paying Licensed Territory shall be as follows:

                    if in a particular calendar year the amount of Branded Gasoline sold in the Licensed Territory is between 0 and 199,999,999 gallons of Branded Gasoline, inclusive, the royalty rate shall be $.0035 per gallon of Branded Gasoline sold (i.e. $35.00 for every ten thousand gallons of Branded Gasoline sold) for that calendar year;

                    if in a particular calendar year the amount of Branded Gasoline sold in the Licensed Territory is between 200,000,000 and 399,999,999 gallons of Branded Gasoline, inclusive, the royalty rate shall be $.0032 per gallon of Branded Gasoline sold (i.e. $32.00 for every ten thousand gallons of Branded Gasoline sold) for that calendar year;

                    if in a particular calendar year the amount of Branded Gasoline sold in the Licensed Territory is between 400,000,000 and 599,999,999 gallons of Branded Gasoline, inclusive, the royalty rate shall be $.0029 per gallon of Branded Gasoline sold (i.e. $29.00 for every ten thousand gallons of Branded Gasoline sold) for that calendar year;

                    if in a particular calendar year the amount of Branded Gasoline sold in the Licensed Territory is between 600,000,000 and 799,999,999 gallons of Branded Gasoline, inclusive, the royalty rate shall be $.0026 per gallon of Branded Gasoline sold (i.e. $26.00 for every ten thousand gallons of Branded Gasoline sold) for that calendar year;

                    if in a particular calendar year the amount of Branded Gasoline sold in the Licensed Territory is between 800,000,000 and 999,999,999 gallons of Branded Gasoline, inclusive, the royalty rate shall be $.0023 per gallon of Branded Gasoline sold (i.e. $23.00 for every ten thousand gallons of Branded Gasoline sold) for that calendar year; and

                    if in a particular calendar year the amount of Branded Gasoline sold in the Licensed Territory is 1,000,000,000 gallons of Branded Gasoline or more, the royalty rate shall be $.0020 per gallon of Branded Gasoline sold (i.e. $20.00 for every ten thousand gallons of Branded Gasoline sold) for that calendar year.

                    C. Within thirty days of the end of each month, MARKETING shall make a monthly royalty payment to TM, equal to the number of gallons of Branded Gasoline sold that month in the Licensed Territory, multiplied by the applicable royalty rate as set forth in Paragraph 2B. In the event that, during any such month, the amount of Branded Gasoline sold by MARKETING in the Licensed Territory reaches a gallonage at which the royalty rate decreases pursuant to Paragraph 2B (a “Gallonage Threshold Event”), then MARKETING shall be entitled to receive a credit against such month’s royalty payment equal to the product of (a) the amount of Branded Gasoline sold, in gallons, in the preceding months of such calendar year, times (b) the difference between the royalty rate used to compute the royalty fee for the preceding months of such calendar year and the royalty rate to be used to compute such fee for the calendar month in which the Gallonage Threshold Event occurs. If the amount of such credit is greater than the royalty payment due in the month in which the Gallonage Threshold Event occurs, then such credit shall be applied to the royalty payment for each subsequent month (whether or not such subsequent month occurs in same calendar year) until exhausted. Each time a Gallonage Threshold Event occurs in a given calendar year, the procedure set forth above shall govern with respect to adjustment of the royalty fees due for such calendar year. In the event that this License Agreement expires before any such credit has been exhausted, then, provided that such expiration did not result from any of the events described in Paragraph 13 hereof, TM shall pay MARKETING a refund within thirty days of the expiration of this License Agreement.

                    D. MARKETING and any Affiliate may use and continue to use the name “Getty” in the name under which it incorporates, organizes or conducts its business and its subsidiaries’, provided that there is no likelihood of confusion between MARKETING’s and its subsidiaries’ incorporated name and Getty Properties Corp. or Getty Realty Corp., and that the use of the name “Getty” in MARKETING’s or its subsidiaries’ incorporated name does not exceed REALTY’s rights to the name “Getty”. The parties agree that the use by MARKETING and its subsidiary of the incorporated names Getty Petroleum Marketing Inc. and Getty Terminals Corp. does not create any likelihood of confusion. MARKETING or any Affiliate may use the name “Getty” in combination with the name “Lukoil”, or any variation thereof, and any other name under which OAO LUKOIL operates, or subsequently operates, all or part of its operations, in the names under which such entities incorporate, organize or conduct their respective businesses, provided that such use of the name “Getty” does not exceed REALTY’s rights to the name “Getty” and does not create a likelihood of confusion with Getty Properties Corp. or Getty Realty Corp. The act of combining the name “Lukoil”, or any stylistic variation thereof, or any other name with the name “Getty” or using such combined name in commerce shall give no rights to TM to use the names combined with “Getty”. Upon the request of MARKETING, TM shall execute and deliver to MARKETING any consents that may be required from time to time by the secretary of state or similar office of a state, commonwealth or other jurisdiction in order for MARKETING or any Affiliate to use the name “Getty” in the name under which it incorporates, organizes or conducts its business. MARKETING accepts the license subject to the terms and conditions of this License Agreement.

                    E. Subject to the consent of TM, which consent shall not be unreasonably withheld or delayed, MARKETING may sublicense the Licensed Marks to retailers or wholesalers of petroleum and other related products and operators of convenience stores, including but not limited to service station retailers, jobbers and distributors, but only subject to the terms and conditions of this License Agreement, all of which shall be equally binding on the sublicensees. In determining the reasonableness of a refusal to consent to a sublicense, the parties shall be guided by the following considerations: (i) the parties shall not knowingly take any action which would materially tarnish the image or cause a material adverse impact on the value of the Licensed Marks and (ii) the parties shall not permit the indiscriminate proliferation of sublicensees which would reasonably be expected to cause the Licensed Marks to lose significance as a source of origin. In connection with any sublicense granted hereunder, the sublicensee shall be required to agree in writing to be bound by and comply all terms and conditions of this License Agreement, except the obligation to pay royalty fees hereunder which shall remain the obligation of MARKETING.

                    TM hereby consents to the sublicensing of the Licensed Marks pursuant to this Paragraph 2E and authorizes MARKETING to make amendments and revisions in those sublicenses that are not of a material nature.

                    F. Nothing in this License Agreement shall be construed as restricting MARKETING’S ability to (i) purchase, store, distribute, market, or sell gasoline, diesel fuel and other related products at wholesale and through terminals and a retail service station network and

(ii) to operate convenience stores in the Licensed Territory, in each case using any trademark, trade name or service mark other than the Licensed Marks.

3.	OWNERSHIP OF MARKS

                    MARKETING acknowledges TM’s ownership of the Licensed Marks in the Licensed Territory. MARKETING agrees that it will do nothing inconsistent with such ownership and that all use of the Licensed Marks by MARKETING shall inure to the benefit of, and be on behalf of, TM. MARKETING agrees that nothing in this License Agreement shall give MARKETING any right, title or interest in the Licensed Marks other than the right to use the Licensed Marks in accordance with this License Agreement. MARKETING agrees that it will not attack the title of TM to the Licensed Marks or attack the validity of this License Agreement.

4.	QUALITY STANDARDS

                    MARKETING agrees that the nature and quality of all services rendered by MARKETING in connection with the Licensed Marks, all goods sold by MARKETING under the Licensed Marks, and all related advertising, promotional and other related uses of the Licensed Marks by MARKETING shall conform to reasonable standards set by and be under the control of TM. MARKETING agrees that the quality of all such services, goods, and advertising and promotional materials associated with the Licensed Marks shall be of the same quality as previously associated with the Licensed Marks. MARKETING further agrees that the quality of all such services, goods, and advertising, promotional and other related uses of the Licensed Marks shall conform with the standards, specifications, and instructions as established by TM or such subsequent standards, specifications, or instructions reasonably comparable thereto promulgated by MARKETING subject to the approval of TM, such approval not to be unreasonably withheld or delayed. MARKETING shall be deemed to have complied with the quality standards in existence from time to time under this License Agreement so long as MARKETING maintains the physical condition of, and the services provided through, Branded Outlets not materially worse than the physical condition and level of service generally characteristic on the date hereof of retail service stations of MARKETING and its sublicensees that use the Licensed Marks. Except as may be required by law or as reasonably necessary to protect the Licensed Marks, TM shall not set quality standards higher than those generally characteristic on the date hereof of services rendered and goods sold through retail service stations of MARKETING and its sublicensees that use the Licensed Marks. TM shall not set quality standards for other licensees of the Licensed Marks that are lower than those set for MARKETING from time to time during the term of this License Agreement. Without limiting the generality of the foregoing, MARKETING agrees to comply with the standards, specifications, and instructions set out in Schedule B hereto, as may be modified from time to time in accordance with this Paragraph 4. If MARKETING intends to use the Licensed Marks on a new product within the ambit of a particular registration it shall request approval for such new product from TM at least thirty (30) days prior to initiating such new product use, and such approval shall not be unreasonably withheld by TM. TM shall provide MARKETING with notice of approval or non-approval, as the case may be, within thirty (30) days of the receipt of the notice with respect to MARKETING’s intended new product; provided that TM shall be deemed to have given such approval if TM fails to deliver to MARKETING any notice within such 30-day period. If TM rejects any proposal to use any of the Licensed Marks with a new product, then TM shall provide a reasonably detailed explanation to MARKETING as to why TM found the proposed use of the Licensed Marks unacceptable. MARKETING may resubmit to TM, and TM shall give reasonable consideration to, an amended proposal for such new product.

5.	QUALITY MAINTENANCE

                    MARKETING agrees to cooperate with TM in facilitating TM’s control of the nature and quality of goods, services and related uses associated with the Licensed Marks, to permit reasonable inspection of MARKETING’s operations once in any four-month period during normal business hours and upon ten day’s prior written notice, and to supply TM with specimens of all uses of the Licensed Marks upon request. TM shall have no right to inspect the books and records of MARKETING other than those books and records reasonably related to the use of the Licensed Marks by MARKETING in accordance with the terms of this License Agreement, and TM shall maintain all such information in the strictest of confidence. MARKETING shall comply with all applicable laws and regulations, including, but not limited to laws and regulations applicable to the storage and sale of gasoline at Branded Outlets and will obtain all appropriate government approvals pertaining to the sale, distribution and advertising of goods and services covered by this License Agreement. TM shall have the right to enter and inspect up to fifteen Branded Outlets in any three-month period, which number, for purposes of clarification, includes Branded Outlets operated by sublicensees of the Licensed Marks. TM shall have the right to receive from MARKETING, upon request and without charge, a reasonable number of samples of products sold by MARKETING as well as labels, promotional materials, advertising materials, sales materials and related materials using any of the Licensed Marks.

6.	FORM OF USE

                    A. MARKETING agrees to use the Licensed Marks only in the form, manner and trade dress and with appropriate legends as reasonably prescribed from time to time by TM,

and not to use any other trademark, trade name, trade dress, or service mark in combination with any of the Licensed Marks without prior written approval of TM. TM hereby approves of the use of the Licensed Marks in combination with other trademarks, trade names, trade dress, or service marks set out in Schedule C.

                    B. MARKETING shall submit to TM for prior approval all new or revised labels that are a material departure from those presently used at least sixty (60) days prior to initiating use of a revised or new label. TM’s approval shall not be unreasonably withheld or delayed. TM shall provide MARKETING with notice of approval or non-approval, as the case may be, within thirty (30) days of the receipt of the notice with respect to MARKETING’s intended new or revised label; provided that TM shall be deemed to have given such approval if TM fails to deliver to MARKETING any notice within such 30-day period. If TM rejects any proposal to use any new or revised labels, then TM shall provide a reasonably detailed explanation to MARKETING as to why TM found the proposed labels unacceptable, and MARKETING may resubmit to TM, and TM shall give reasonable consideration to, any amended proposal for such new or revised label.

                    C. If during the term of this Agreement TM owns or obtains the right to use any trademark, service mark or trade name that incorporates the name “Getty” and is associated with the Marketing Business, TM promptly shall give written notice of such new trademark, service mark or trade name to MARKETING, and upon the written request of MARKETING, such trademark, service mark or trade name shall become a Licensed Mark. The royalty rate shall not be increased as a result of the addition of such trademark, service mark or trade name as a Licensed Mark.

7.	TRADEMARK NOTICES

                    MARKETING will utilize on its products bearing the Licensed Marks, packaging and advertising, whatever lawful notice is reasonably requested in writing by TM in order to protect the Licensed Marks and properly designate TM’s legal ownership thereof. Without limiting the foregoing, MARKETING agrees to utilize, where commercially practicable, a notice sufficient to indicate that each of the utilized Licensed Marks is a registered trademark of TM. If TM does not request a particular trademark notice, MARKETING shall utilize such notice as in the opinion of its counsel is appropriate in order to protect the Licensed Marks and properly designate TM’s legal ownership thereof and the fact of registration thereof. However, MARKETING shall advise TM of each such intended notice, and make any changes thereto reasonably requested by TM.

8.	APPROVAL AND PROTECTION OF THE LICENSED MARKS

                    In discharging their respective rights and obligations with respect to Paragraphs 4, 5, 6, or 7 above, the parties shall be guided by the following consideration: The parties shall not knowingly take any action which would materially tarnish the image or cause a material adverse impact on the value of the Licensed Marks including, without limitation, the indiscriminate proliferation of uses of the Licensed Marks which would cause any of the Licensed Marks to lose significance as a source of origin. If there is any dispute as to either party’s obligations with respect to Paragraphs 4, 5, 6, or 7 above, or the application thereof, the parties shall promptly consult to resolve the matter. If the parties cannot resolve the matter, the dispute shall be submitted to arbitration in accordance with Paragraph 15 below and the arbitrator in that case shall be guided by the same considerations described above in this Paragraph 8.

9.	CONFLICTING TRADEMARKS

          MARKETING will not at any time adopt or use, without TM’s prior written consent, any word, mark, or designation which is similar or likely to be confused with any of the Licensed Marks.

10.	FUTURE DOCUMENTS, RECORDING AND TRADEMARK MAINTENANCE

                    A. The parties agree to cooperate in the execution and delivery, from time to time, throughout the term of this License Agreement, of any documents that may be reasonably required or desirable to effectuate and carry out the purpose and intent of this License Agreement. Such documents shall include instruments required to file, renew, protect, perfect and/or maintain the Licensed Marks and TM’s ownership therein, or to provide for the granting of any license hereunder. Without limiting the generality of the foregoing, TM shall enter MARKETING or its local designee or cause MARKETING or its local designee to be entered as a registered user of the Licensed Marks wherever necessary or desirable, and MARKETING and/or its local designee shall, upon written request, execute such registered user agreements.

                    B. Except as provided in Paragraph 11B below with respect to infringement of the Licensed Marks by third parties, TM shall take such action as is reasonably required or desirable to obtain and maintain appropriate protection of the Licensed Marks applicable to MARKETING’s business. Except as provided in Paragraph 11B below, with respect to infringement of the Licensed Marks by third parties, TM shall bear the full cost of all trademark filings, renewals, registered user entries and actions to protect, perfect or maintain the Licensed Marks applicable to the Marketing Business, including the attorney’s and local agent’s fees, taxes, government filing and other fees.

11.	INFRINGEMENT AND OTHER ACTIONS

                    A. The parties shall promptly notify each other of any claim that is asserted, and of any action or proceeding that is threatened or commenced, in which a third party (i) challenges MARKETING’s right to use any of the Licensed Marks, (ii) alleges that any Licensed Mark infringes the trademark or trade name rights of such third party, or (iii) in which the revocation, cancellation or declaration of invalidity of any of the Licensed Marks is sought. TM and MARKETING shall consult with respect to each such claim, action, or proceeding, the assertion of counterclaims thereto and the settlement thereof and shall jointly defend, in the name of TM and/or in the name of MARKETING, each such action or proceeding that is commenced. If an action or proceeding brought by a third party concerns the registrations and/or products of both TM and MARKETING, both TM and MARKETING shall be responsible for their pro rata share of legal expenses incurred in defending such action or proceeding, said pro rata share to be determined by the proportion of products and/or registrations at issue in the third party action or proceeding. If there is a disagreement as to the appropriate pro rata share of legal expenses to be borne by each party, the matter shall be submitted to arbitration in accordance with Paragraph 15 below. If the claim or action concerns only products (other than claims pertaining to the Licensed Marks) and/or registrations of MARKETING, MARKETING shall bear all legal expenses incurred in defending such actions and proceedings and bear all damages and costs, if any, recovered by the third party.

                    B. TM and MARKETING will each undertake commercially reasonable efforts to learn of any unauthorized uses of the Licensed Marks. Promptly upon receiving notice or knowledge thereof, the parties shall notify each other of any infringement or other violation by a third party of any of the Licensed Marks. TM and MARKETING shall consult with respect to any such infringement, and any action or proceeding, including opposition and cancellation actions, that may be brought against such infringement. TM shall exercise its discretion with respect to taking appropriate action including the bringing of actions at TM’s expense in the name of TM and/or MARKETING, but shall not be obligated to take any action or institute any proceedings. If such action or proceeding is commenced by TM, it shall promptly notify MARKETING and MARKETING shall cooperate, including the defense of counterclaims, and TM shall bear the expenses of MARKETING except for fees charged by any attorneys retained solely by MARKETING in connection with such cooperation. MARKETING shall be given an opportunity to participate with counsel of its choice bearing its own legal and other costs.

                    In the event that TM determines not to commence such action or proceeding at its expense, it shall promptly notify MARKETING. MARKETING may then, at its expense, initiate such action or proceedings in its capacity as a licensee of such Licensed Marks, provided however, that MARKETING must obtain the prior written approval of TM regarding commencement of such action, such consent not to be unreasonably withheld. The foregoing notwithstanding, in the event of any unauthorized use of the Licensed Marks by one of MARKETING’S sublicensees, MARKETING shall undertake efforts to cause the unauthorized use to stop. In the event those efforts are unsuccessful, MARKETING shall, at its expense, initiate such action or proceedings in its capacity as a licensee of such Licensed Marks with respect to such unauthorized use. TM shall cooperate with MARKETING in any such proceeding or action, including the defense of any counterclaims, and MARKETING shall bear the expenses of TM, except for fees charged by any attorneys retained solely by TM in connection with such cooperation. TM may, if not a party, join in, with counsel of its own choice, bearing its own legal and other costs. The party bringing any action or proceeding under this sub-paragraph (B) shall keep the other party informed of the proceedings and give the other party an opportunity to participate in any settlements, but the final decision whether to settle the action or proceeding shall be made by the party bringing the action or proceeding, subject to the approval of TM (if not a party), such approval not to be unreasonably withheld. If within ten (10) business days or such shorter time period as shall be reasonably practicable under the circumstances TM does not approve a proposed settlement recommended by MARKETING in good faith, TM shall be deemed to have taken over responsibility for the action or proceeding, including subsequent legal fees, awards against TM or MARKETING and expenses relating thereto. No settlement by either party shall bind the other to make any payment or suffer any loss of existing or future rights without such other party’s consent, which shall not be unreasonably withheld. Any recovery in such action or proceeding shall be applied first to reimburse the party or parties for its or their legal expenses in maintaining such action or proceeding. The excess shall belong to the party maintaining the action or proceeding at the time such recovery is awarded. If the action is brought jointly and the recovery is not sufficient to reimburse TM and MARKETING for their legal expenses in such action, the unreimbursed portion of such legal expenses shall be borne equally by each party.

12.	TERM

                    This License Agreement shall continue in force and effect until fifteen years from the effective date of this License Agreement unless sooner terminated as provided for herein. This License Agreement shall be automatically renewed when and to the extent that the Master Lease is extended. All extended terms of this License Agreement shall be coterminous with the Master Lease.

13.	TERMINATION AND BREACH

                    This License Agreement shall be terminated upon (a) the voluntary filing by MARKETING of a bankruptcy petition or an involuntary bankruptcy proceeding having been commenced and not stayed or terminated within 120 days of such commencement or (b) the termination of the Master Lease in accordance with its terms. TM shall have the right to terminate this License Agreement upon (a) a Material Monetary Default or (b) the determination that a Material Non-Monetary Default has occurred, as provided in this Paragraph 13, and such Material Non-Monetary Default has not been cured by MARKETING within one year of such determination or within thirty (30) days of such determination if the breach giving rise to such Material Non-Monetary Default constitutes commingling as described in Section 1 of Schedule B attached hereto. TM’s only remedy with respect to breaches by MARKETING other than Material Monetary Defaults and Material Non-Monetary Defaults shall be to seek damages or injunctive relief. In the event of any breach or threatened breach of this License Agreement or a claimed Material Non-Monetary Default, notice shall be given and the parties shall promptly consult in good faith to cure such breach, with the party at fault being given an adequate period of time to remedy the matter. If such breach or claimed Material Non-Monetary Default is not cured within sixty (60) days of the notice, the matter may be submitted to arbitration in accordance with Paragraph 15 below, which may include a determination whether a material breach or Material Non-Monetary Default, as the case may be, has occurred and/or been cured. In the event the arbitrator determines that a material breach has occurred, the arbitrator shall not be authorized to terminate this License Agreement but shall be authorized to issue any other order or award any other relief deemed appropriate, including, without limitation, injunctive relief.

14.	EFFECT OF TERMINATION

                    Upon termination of this License Agreement, MARKETING agrees (a) to immediately discontinue all use of the Licensed Marks and any term confusingly similar thereto, and to delete the same from its corporate or business name; (b) to cooperate with TM or its appointed agent to apply to the appropriate authorities to cancel any recording of this License Agreement from all government records; (c) to use reasonable best efforts to destroy or cause the destruction of all printed materials and signs bearing any of the Licensed Marks; (d) that all rights in the Licensed Marks and the good will connected therewith shall remain the property of TM; (e) to cause all sublicenses to terminate and (f) to use reasonable best efforts to cause all sublicensees to immediately discontinue all use of the Licensed Marks and any term confusingly similar thereto, and to delete the same from their respective business names, if applicable. Notwithstanding the foregoing, MARKETING and its sublicensees may continue to sell all goods bearing any of the Licensed Marks on packaging in inventory at the time this License Agreement is terminated for a period of 30 days, and MARKETING shall continue to pay to TM any royalty fees that become due and payable pursuant to Paragraph 2B herein.

15.	ARBITRATION

                    Any controversy or claim arising out of, or relating to this License Agreement or its interpretation, performance or nonperformance or any breach thereof, which the parties are unable to resolve between themselves, shall first be submitted to a single arbitrator who shall be knowledgeable in marketing and trademark matters. The arbitrator shall be mutually appointed by the parties, and shall not be bound by rules of the American Arbitration Association, but shall adopt such procedures as shall appear appropriate to expedite decision making, in order that disputes may be resolved within commercially reasonable time periods. If the parties cannot agree on the selection of the arbitrator, the arbitrator shall be selected by The American Arbitration Association. Each party shall bear its own costs in any such proceeding. The decision of the arbitrator shall be final and binding upon the parties and may be enforced in any court of competent jurisdiction.

16.	REPRESENTATIONS AND WARRANTIES

                    TM hereby represents and warrants to Marketing that: (a) TM has title to the Licensed Marks in the Licensed Territory free and clear of any liens and encumbrances; (b) to TM’s knowledge, the Licensed Marks do not infringe any trademark or other proprietary or intellectual property right of any third party; (c) TM has the right, power and authority to enter into this License Agreement and to perform all of TM’s obligations hereunder; (d) TM has not granted to any third party a license for the Licensed Property that would conflict with the rights granted to MARKETING hereunder; and (e) to TM’s knowledge the Licensed Marks are the only trademarks, service marks or trade names that incorporate the name “Getty” in the Marketing Business.

17.	GENERAL PROVISIONS

                    A. Assignability: This license may be assigned by either party to the successor in interest or assignee of substantially all of its business or assets, or the surviving party of any merger or consolidation to which it is a party provided that the assignee of any assignment assumes all the assignor’s obligations hereunder. Without the prior written consent of TM, MARKETING shall be permitted to assign this License Agreement to any majority-owned subsidiary of MARKETING or a wholly-owned subsidiary of Lukoil Americas Corporation, provided that the Master Lease is also assigned to any such subsidiary. Apart from any assignment permissible under the preceding sentences of this Paragraph 16A, MARKETING may not otherwise, assign the license granted herein or the obligations undertaken herein without the prior written consent of TM, which consent shall not be unreasonably withheld or delayed.

                    B. Notices: Any notice, approval, consent or other communication required or permitted hereunder shall be in writing and shall be given by personal delivery or telecopy, with acknowledgement of receipt, or by prepaid registered mail, return receipt requested, addressed to the party at its address first above written, to the attention of its General Counsel, or to any other address that either party may subsequently designate, by notice in accordance with this paragraph. Notices and other communications hereunder shall be deemed effective one (1) day after dispatch, if personally delivered or telecopied, and three (3) days after dispatch, if posted, subject to proof of delivery.

                    C. Waiver: The waiver by any party of a breach or default of any provision of this License Agreement by the other party shall not constitute a waiver by such party of any succeeding breach of the same or other provision; nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has or may have hereunder, operate as a waiver of any such right, power or privilege by such party.

                    D. Governing Law: This License Agreement shall be governed by, subject to and construed under the laws of the State of New York.

                    E. Unenforceability: In the event that any term, clause or provision of this License Agreement shall be construed to be or adjudged invalid, void or unenforceable, such term, clause or provision shall be construed as severed from this License Agreement, and the remaining terms, clauses and provisions shall remain in effect.

                    F. Association: The parties, by this License Agreement, do not intend to create a partnership, principal/agent, master/servant, franchisor/franchisee, or joint venture relationship, and nothing in this License Agreement shall be construed as creating such a relationship between the parties. The parties agree that this License Agreement does not create any franchise relationship between them that is subject to the provisions of the Petroleum Marketing Practices Act or any similar state or local government law.

                    G. Counterparts: This License Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this License Agreement to be executed as of the day and year first above written.

GETTY TM CORP.

By:

Name:
Title:

GETTY PETROLEUM MARKETING INC.

By:

Name:
Title:

SCHEDULE A

TRADEMARK AND SERVICE MARKS
AND REGISTRATION NUMBERS

1.	Trade Names

Getty Petroleum Marketing Inc.
Getty Supply Corp.
Getty Terminals Corp.

2.	Trademarks, Service Marks and Registration Numbers

GETTY (Plain Lettering) Registration
No. 958,055

GETTY & DESIGN (Helvetic Script)
Registration No. 947,471

G & DESIGN (Helvetic Script)
Registration No. 957,175

GETTY PREMIUM
Registration No. 1,030,492

GETTY...THE VALUE LEADER IN FINE GASOLINES...AND MORE!
Registration No. 1,628,635

GETTY MART & DESIGN
Registration No. 1,480,165

GETTYMART...THE VALUE LEADER IN FINE PRODUCTS...AND MORE!
Registration No. 1,714,174

GETTY EXPRESS CHARGE
Registration No. 1,742,185

GETTY FLEET SMART
Registration No. 1,956,050

G (STYLIZED)
Registration No. 2,029,061

S-l

GETTY
Registration No. 2055644

GETTY AND DESIGN
Registration No. 2034027

“DV2”
Registration No. 1,680,938

POWER TEST & DESIGN
Registration No. 932,015

POWER TEST
Registration No. 933,404
Registration No. 917,523

POWER TEST IN RECTANGLE
Registration No. 1,297,298

POWER TEST SHOWN DIAGONALLY
Registration No. 1,298,066

KWIK FARMS & DESIGN
Registration No. 1,288,389

SCHEDULE B

STANDARDS AND SPECIFICATIONS

1.	Commingling

MARKETING shall not mix, and shall not permit any of its sublicensees of the Licensed Marks to mix, any other product with Branded Gasoline or mix one grade of Branded Gasoline with another grade of Branded Gasoline or adulterate it in any way, except that, with TM’s written consent, MARKETING and its sublicensees may blend Unleaded Regular Branded Gasoline and Premium Branded Gasoline so as to achieve a mid-grade of gasoline, MARKETING shall not use, and shall not permit any of its sublicensees of the Licensed Marks to use, the Licensed Marks in connection with the storage, handling, dispensing or sale of any adulterated, mixed or substituted products.

2.	Trademark Protection

(a)

MARKETING shall not sell gasoline or other petroleum products under the Licensed Marks that does not meet the quality standards established and in effect from time to time pursuant to this License Agreement.

(b)

MARKETING will not allow or permit any sublicensees of the Licensed Marks to sell gasoline or other petroleum products under the Licensed Marks that do not meet the quality standards established and in effect from time to time pursuant this License Agreement.

3.	Exclusivity

(a) MARKETING shall not sell gasoline other than Branded Gasoline at Branded Outlets.

(b) MARKETING will not allow or permit any sublicensees of the Licensed Marks to sell gasoline other than Branded Gasoline at Branded Outlets.

4.	Unleaded Gasoline

(a)

MARKETING acknowledges that it shall be its responsibility that unleaded Branded Gasoline is not contaminated and meets the specifications of all governmental authorities. It shall not mix or allow unleaded Branded Gasoline to be mixed with any gasoline containing lead.

(b)

MARKETING agrees that it will defend, indemnify and hold TM harmless from and against all present and future claims, demands, suits, proceedings, and litigation arising out of any alleged liability for MARKETING’S or its sublicensees’ storage of unleaded Branded Gasoline in or through any container, tank, pump, pipe or other element of its gasoline storage or distribution system or the introduction of leaded gasoline into any motor vehicle tank or compartment which is labeled “UNLEADED GASOLINE ONLY.” MARKETING further agrees that it will, on TM’s demand, promptly pay all losses, costs, damages, obligations, judgments, fines, penalties, expenses and fees suffered or incurred by TM by reason of any such claims, demands, suits, actions, proceedings, or litigation, except those which are caused by the sole negligence of TM or its employees.

(c)

To the extent reasonable necessary to assure compliance with relevant Federal Environmental Protection Agency Regulations pertaining to unleaded gasoline, MARKETING will seek representations and warranties from suppliers of gasoline to be sold by MARKETING or any sublicensee as unleaded Branded Gasoline that such gasoline is in compliance with relevant Federal Environmental Protection Agency Regulations pertaining to unleaded gasoline.

(d)

MARKETING shall sample and test, or cause to be sampled and tested, the lead content of gasoline to be sold as unleaded Branded Gasoline with commercially reasonable frequency. In the event that MARKETING discovers any contamination, MARKETING shall take commercially reasonable efforts to inspect and correct any deficiency in its gasoline storage and handling facilities.

5.	Minimum Standards

MARKETING recognizes that it is in the interest of the parties to this License Agreement for MARKETING to affirmatively conduct its business to reflect favorably on the parties and to further promote public acceptance of the Licensed Marks. In recognition of such objectives, MARKETING agrees to and cause its Branded Outlets to be operated during the term of the License Agreement in accordance with the minimum standards set forth in this Paragraph 5:

	(a)	Branded Outlets

(i) If (x) a Branded Outlet is abandoned or unoccupied for a period of 30 days other than as a result of on-going construction at such Branded Outlet or (y) a Branded Outlet is in material breach of the minimum quality standards established from time to time in accordance with this License Agreement and such Branded Outlet has not been brought into substantial compliance with such minimum quality standards within 30 days of written notice thereof (or MARKETING has taken, and is then continuing to take, reasonable and meaningful steps to correct any such deficiency), then in each such case MARKETING will cause, upon written demand by TM, signage bearing any of the Licensed Marks to be covered or removed, at MARKETING’S option, at such location(s) promptly, but no later than within 15 days following the date of the demand. Such covering or removal will be the expense of MARKETING. If Getty identification is not covered or removed within such time, TM may, in addition to any other right it has, cause the covering or removal and charge MARKETING’s account, which shall reimburse TM.

(ii) MARKETING shall, and shall use its reasonable best efforts to cause each sublicensees of the Licensed Marks, at such operator’s expense paint all station and marketing equipment for the dispensing of products, covered by this Agreement, in colors and designs approved by TM. Should the exterior appearance of any of the Branded Outlets require painting and the same is reasonably determined by TM to be detrimental to the Licensed Marks and if MARKETING has not painted after 20 days prior written notice, TM, at its option, shall have the right to paint such Branded Outlet and charge MARKETING, which shall reimburse TM.

(iii) Upon termination of this License Agreement, MARKETING shall forthwith obliterate and discontinue the use of Getty’s color schemes.

(b)	MARKETING’S Operations

(i) MARKETING will maintain its place of business inside and out, including storage tanks, warehouse buildings, loading racks, improvements and facilities thereon, in a good, clean, neat, safe, painted, operative and condition generally characteristic of facilities of a similar type, age and style and in accordance with all applicable laws, rules and regulations.

(ii) MARKETING will maintain all automotive equipment used in its business in good, clean, safe, painted, operative and condition generally characteristic of facilities of a similar type, age and style and in compliance with all applicable laws, rules, and regulations. Said equipment will be identified in accordance with TM’s identification specifications as may be issued from time to time.

(iii) In the conduct of its operations, MARKETING will take reasonable action to promote the Licensed Marks and the branded products they represent and not operate its business in a manner detrimental to the Licensed Marks.

(iv) In the conduct of its operations, MARKETING will provide prompt, efficient, courteous and diligent service to Branded Outlets and other customers.

(c)	Branded Outlets Operated or Served By MARKETING

(i) Premises including buildings, rest rooms, driveways, sidewalks, grass or planting areas, and storage areas will be maintained inside and out in good, clean, neat, safe and healthful condition with all necessary painting and repairs being made thereto.

(ii) Branded Outlets will be equipped to provide services comparable with retail outlets of similar type, age and style. All equipment will be kept neat, clean and in good repair. Pumps and dispensers which dispense Branded Gasoline or other products bearing the Licensed Marks shall be properly identified with the appropriate Licensed Mark decals and other decals which may be required by applicable laws, rules and regulations. The Licensed Marks will be kept clean, in good repair and painted when required according to TM’s specifications.

(iii) MARKETING’S operators or retailers, including employees at retail outlets served by MARKETING, will at all times present a good personal appearance, observe clean, neat and safe working habits, render prompt, courteous and honest treatment to customers and take reasonable action to promote the Licensed Marks and the branded products they represent.

The standards set forth above are subject to the provisions contained set forth in Paragraph 4 of the License Agreement.

SCHEDULE C

LICENSED MARKS USED IN COMBINATION WITH OTHERS

WEX (Wright Express)
Uni-Marts
MBNA MasterCard
GasCard
Signs in conjunction with American Express, MasterCard, et al.